As filed with the Securities and Exchange Commission on April 1, 2019

Registration No. 333-216835

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO FORM S-8 REGISTRATION STATEMENT NO. 333-216835

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BSB Bancorp, Inc.

(People’s United Financial, Inc. as successor by merger to BSB Bancorp, Inc.)

(Exact name of registrant as specified in its charter)

Maryland	80-0752082
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2 Leonard Street

Belmont, Massachusetts 02478

(617) 484-6700

(Address, including Zip Code, of Principal Executive Offices)

BSB Bancorp, Inc. 2017 Equity Incentive Plan

(Full title of the plan)

Kristy Berner

c/o People’s United Financial, Inc.

850 Main Street

Bridgeport, Connecticut 06604

(203) 338-7171

(Name, address and telephone number, including area code, of agent for service)

Copy to:

Lee Meyerson, Esq.

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

(212) 455-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards  ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (the “Post-Effective Amendment”), filed by BSB Bancorp, Inc., a Maryland corporation (the “Company”), relates to the Registration Statement on Form S-8 (No. 333-216835), filed with the U.S. Securities and Exchange Commission (the “SEC”) on March 20, 2017, pertaining to the registration of 487,200 shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”) issuable under the BSB Bancorp, Inc. 2017 Equity Incentive Plan previously filed by the Company (the “Registration Statement”) with the SEC.

On April 1, 2019, pursuant to the terms of the Agreement and Plan of Merger, dated as of November 26, 2018, by and between the Company and People’s United Financial, Inc., a Delaware corporation (“People’s United”), the Company merged with and into People’s United, with People’s United as the surviving corporation (the “Merger”).

As a result of the Merger, any and all offerings of securities registered pursuant to the Registration Statement have been terminated. In accordance with undertakings made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statement that remain unsold at the termination of the offering, People’s United, as successor to the Company, hereby removes from registration all securities registered under the Registration Statement but unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has authorized this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bridgeport, State of Connecticut, on April 1, 2019.

PEOPLE’S UNITED FINANCIAL, INC. (as successor by merger to BSB Bancorp, Inc.)

By:	/s/ Kristy Berner
Name: Kristy Berner, Esq.
Title: Executive Vice President, General Counsel and Corporate Secretary

Note: No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.